Exhibit 99.1

April 7, 2020

Dear Stockholder:

I am writing you to provide an important update regarding Procaccianti Hotel REIT, Inc. (the “Company”). On April 7, 2020, in response to the rapidly evolving novel coronavirus (COVID-19) pandemic, the board of directors of the Company (the “Board”) unanimously approved the following actions:

•	the temporary suspension of the sale of shares of the Company’s common stock in the Company’s ongoing public offering, effective as of April 7, 2020; and

•	the temporary suspension of the Company’s distribution reinvestment plan (the “DRIP”), effective as of April 17, 2020.

The Board made this difficult decision because it does not believe it is appropriate for the Company to continue to sell shares of common stock until it has determined an updated net asset value (“NAV”) per share. The Company expects to release an updated NAV per share of all classes of its capital stock calculated as of March 31, 2020 when available, which it expects to be lower than the current NAV per share.

The Company is taking the ongoing COVID-19 pandemic extremely seriously and is proactively taking steps to attempt to address the corresponding operational threats to the Company’s hotel properties in an effort to minimize the impact of COVID-19 on the Company’s financial results and position the Company to rebound as quickly as possible once the situation has stabilized. While it is impossible to predict when the Company will be able to return to normal operations during these uncertain times, the Board and the Company’s management will continue to evaluate the Company's financial condition and the overall economic environment in order to determine an appropriate time to recommence sales of shares in the Company’s offering and pursuant to the DRIP and fully reinstate the share repurchase program. As previously noted in a prior letter to stockholders, the Company limited its share repurchase program to repurchases upon death and the Board will make determinations as to the payment of distributions on a quarter by quarter basis.

Thank you for your continued trust and support as the Company navigates this unprecedented challenge. The Board and the Company’s management are fully committed to preserving the value of your investment in the Company.

Should you have any questions, please contact your financial adviser.

Sincerely,

/s/ James A. Procaccianti

James A. Procaccianti

Chief Executive Officer and President

Procaccianti Hotel REIT, Inc.